PRESS RELEASE	Exhibit 99

Scripps reports July revenues

For immediate release	(NYSE: SSP)
Aug. 11, 2004

CINCINNATI – The E. W. Scripps Company’s consolidated revenue for July increased 11 percent year-over-year to $155 million.

Revenue for the company’s fastest growing division, Scripps Networks, was up 35 percent to $52.7 million. July advertising revenue at Scripps Networks was up 34 percent and affiliate fee revenue increased 41 percent. Scripps Networks includes the company’s portfolio of national cable and satellite television networks, including Home & Garden Television, Food Network, Fine Living and the DIY — Do It Yourself Network.

HGTV is available in about 86 million homes and Food Network reaches about 84 million homes. The company’s newer networks, DIY and Fine Living, can be seen in about 29 million and 22 million homes, respectively.

July revenue at Shop At Home Network, the company’s television retailing subsidiary, was down 1.6 percent to $19 million. Shop At Home was available to about 50 million full-time equivalent households during the month.

July revenue at the company’s newspapers was up 3.5 percent year-over-year to $53.5 million.

Newspaper advertising revenue for the month, broken down by category, was:

•	Local, up 6.6 percent to $12.3 million.

•	Classified, up 8.4 percent to $17.8 million.

•	National, down 8.0 percent to $2.8 million.

•	Preprint and other, up 3.5 percent to $9.4 million.

The company’s share of profits from its four joint newspaper operations, before editorial costs, was $5.4 million compared to $5.5 million in July 2003.

At the company’s broadcast television stations (excluding Shop At Home affiliated stations) revenue for the month was up 6.1 percent to $22.6 million. Broadcast television revenue reflects $2.2 million in political advertising during the month. Broadcast TV political advertising revenue was about $200,000 during the same month a year ago. Other than political, broadcast television advertising revenue, broken down by category, was:

•	Local, down 4.8 percent to $12.4 million.

•	National, up 0.4 percent to $6.9 million.

•	Other, down 4.9 percent to $1.1 million.

Guidance

Based on softer-than-expected local and political television advertising in July and advance sales in August, guidance for projected third-quarter revenue growth at the company’s network-affiliated broadcast television stations has been revised. The company now expects total advertising revenue in the third quarter to be up about 15 percent compared to the previous guidance of about 20 percent.

Forward looking statements

This press release contains certain forward-looking statements related to the company’s businesses that are based on management’s current expectations. Forward-looking statements are subject to certain risks, trends and uncertainties, including changes in advertising demand and other economic conditions that could cause actual results to differ materially from the expectations expressed in forward-looking statements. All forward-looking statements should be evaluated with the understanding of their inherent uncertainty. The company’s written policy on forward-looking statements can be found on page F-5 of its 2003 SEC Form 10K and F-27 of its most recent Form 10Q.

About Scripps

The E.W. Scripps Company is a diverse media concern with interests in newspaper publishing, broadcast television, national television networks, interactive media and television retailing. Scripps operates 21 daily newspapers, 15 broadcast TV stations, four cable and satellite television programming networks and a television retailing network. All of the company’s media businesses provide content and advertising services via the Internet.

Scripps Networks brands include Home & Garden Television, Food Network, DIY — Do It Yourself Network and Fine Living. HGTV reaches about 85 million U.S. television households and Food Network can be seen in about 84 million households. Scripps Networks Web sites include FoodNetwork.com, HGTV.com, DIYnetwork.com and fineliving.com. Scripps Networks programming can be seen in 86 countries.

The company’s television retailing subsidiary, Shop At Home Network, markets a growing range of consumer goods directly to television viewers and visitors to the Shop At Home Web site, shopathometv.com. Shop At Home reaches about 50 million full-time equivalent U.S. households, including 5 million households via five Scripps owned, Shop At Home affiliated broadcast television stations.

Scripps also operates Scripps Howard News Service and United Media, which is the worldwide licensing and syndication home of PEANUTS and DILBERT.

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Contact: Tim Stautberg, The E. W. Scripps Company, 513-977-3826

Email: stautberg@scripps.com

THE E.W. SCRIPPS COMPANY	For more information:
Unaudited Revenue and Statistical Summary	Tim Stautberg
Period: July	The E.W. Scripps Company
Report date: August 11, 2004	513-977-3826

( amounts in millions, unless otherwise noted )	July			Year-to-date
	2004	2003	%	2004	2003	%
SEGMENT OPERATING REVENUES
Newspapers	$53.5	$51.7	3.5%	$406.8	$397.2	2.4%
Scripps Networks	52.7	39.1	35.0%	404.3	297.5	35.9%
Broadcast Television	22.6	21.3	6.1%	185.7	170.4	9.0%
Shop At Home	19.0	19.3	(1.6)%	159.3	134.3	18.6%
Licensing and Other Media	7.5	8.6	(13.6)%	60.2	60.7	(0.8)%

TOTAL	$155.3	$140.0	10.9%	$1,216.3	$1,060.1	14.7%

NEWSPAPERS
Operating Revenues
Local	$12.3	$11.6	6.6%	$95.6	$95.0	0.6%
Classified	17.8	16.4	8.4%	128.7	123.8	3.9%
National	2.8	3.1	(8.0)%	22.1	21.9	1.0%
Preprints and other	9.4	9.1	3.5%	73.6	69.0	6.6%

Newspaper advertising	42.3	40.1	5.5%	320.0	309.7	3.3%
Circulation	10.1	10.5	(4.5)%	77.4	79.8	(3.0)%
Other	1.1	1.0	4.1%	9.4	7.7	22.4%

Newspapers	$53.5	$51.7	3.5%	$406.8	$397.2	2.4%

Ad inches (excluding JOAs) (in thousands)
Local	529	512	3.4%	4,119	4,144	(0.6)%
Classified	903	860	5.0%	6,220	6,135	1.4%
National	94	98	(4.4)%	742	755	(1.8)%

Full run ROP	1,526	1,470	3.8%	11,081	11,035	0.4%

Share of JOA operating profits (1)	$5.4	$5.5	(1.2)%	$38.1	$41.3	(7.7)%

SCRIPPS NETWORKS
Operating Revenues
Advertising	$41.0	$30.7	33.5%	$320.8	$240.6	33.3%
Affiliate fees, net	11.1	7.9	40.7%	78.5	53.4	46.9%
Other	0.6	0.5	33.3%	4.9	3.5	40.9%

Scripps Networks	$52.7	$39.1	35.0%	$404.3	$297.5	35.9%

Subscribers (2)
HGTV				85.6	80.9	5.8%
Food Network				84.1	79.2	6.2%

BROADCAST TELEVISION
Operating Revenues
Local	$12.4	$13.0	(4.8)%	$106.9	$104.5	2.3%
National	6.9	6.9	0.4%	56.4	55.4	1.8%
Political	2.2	0.2		12.5	1.2
Other	1.1	1.2	(4.9)%	9.9	9.2	6.7%

Broadcast Television	$22.6	$21.3	6.1%	$185.7	$170.4	9.0%

SHOP AT HOME
Operating Revenues
Shop At Home	$19.0	$19.3	(1.6)%	$159.3	$134.3	18.6%

Avg. full-time equivalent homes	50.2	47.7	5.2%	48.6	47.3	2.7%

(1)	Excludes editorial costs and proportionate share of JOA activities.
(2)	Subscriber counts are according to the Nielsen Homevideo Index of homes that receive cable networks.